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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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FGX INTERNATIONAL HOLDINGS LIMITED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FGX INTERNATIONAL HOLDINGS LIMITED
500 George Washington Highway
Smithfield, Rhode Island 02917

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held May 29, 2008

        The 2008 Annual Meeting of Shareholders of FGX International Holdings Limited, a British Virgin Islands business company, will be held at 10:00 a.m. on Thursday, May 29, 2008, at its principal offices, 500 George Washington Highway, Smithfield, Rhode Island 02917, for the following purposes:

  1.
  To elect five directors to serve until the 2009 Annual Meeting of Shareholders.

  2.
  To ratify the appointment of KPMG LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending January 3, 2009.

  3.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only shareholders of record at the close of business on March 31, 2008 will be entitled to vote at the Annual Meeting or at any adjournment.

        It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States or, where available, vote by telephone or over the Internet. If you attend the meeting and wish to vote in person, your proxy will not be used.

By Order of the Board of Directors,

Jeffrey J. Giguere Executive Vice President, General Counsel and Secretary

Dated: April 10, 2008

GENERAL INFORMATION

        The Board of Directors of FGX International Holdings Limited ("FGX" or the "Company") is soliciting your proxy for use at the 2008 Annual Meeting of Shareholders (the "Annual Meeting") to be held at 10:00 a.m. on May 29, 2008, at the principal offices of FGX, 500 George Washington Highway, Smithfield, Rhode Island 02917, and at any adjournment of the meeting. This proxy statement and the accompanying proxy card (sometimes called a voting instruction form) are first being sent or given to shareholders of FGX on or about April 17, 2008.

        Who can vote.    You may vote your FGX shares at the Annual Meeting if you were a shareholder of record at the close of business on March 31, 2008 (the "Record Date"). On that date, there were 21,262,308 ordinary shares outstanding. You are entitled to one vote for each ordinary share that you held on the Record Date.

        How to vote your shares.    You may vote your shares either by proxy or by attending the Annual Meeting and voting in person. To vote by proxy, please complete, date, sign and return the enclosed proxy card in the enclosed postage prepaid envelope. Where available, you may also vote by telephone or the Internet by following the instructions on the proxy card. The persons designated as proxies will vote your shares as you have instructed. If you sign and return the proxy card without indicating how your votes should be cast, the proxies will vote your shares in favor of the proposals described in this proxy statement, as recommended by our Board of Directors. Even if you plan to attend the Annual Meeting, please vote promptly to ensure that your shares are represented at the meeting. If you attend the Annual Meeting, you may still revoke your proxy by voting in person. If your shares are held in a brokerage or bank account, you must make arrangements with your broker or bank if you wish to vote your shares in person.

        Proposals to be considered at the Annual Meeting.    The principal business expected to be transacted at the Annual Meeting, as more fully described below, will be the re-election of five directors whose current terms end at the Annual Meeting in 2008 and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending January 3, 2009.

        Quorum.    A quorum of shareholders is required to transact business at the Annual Meeting. A majority of the outstanding ordinary shares entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business.

        Votes required.    The votes required to approve the proposals scheduled to be presented at the Annual Meeting are as follows:

Proposal		Required Vote
1.	Election of Directors	Affirmative vote of a majority of the votes cast for the election of each director
2.	Ratification of the Appointment of our Independent Registered Public Accounting Firm	Affirmative vote of a majority of the votes cast

        Abstentions and broker non-votes.    Abstaining from voting would have no effect on the results of voting for either matter. Brokers will have voting discretion for shares registered in their own name on both matters. Accordingly, broker non-votes (which occur when a broker cannot vote a customer's shares registered in the broker's name because the customer did not send the broker instructions on how to vote on the matter and the broker is barred by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter) will have no effect on the results of voting.

        Discretionary voting by proxies on other matters.    We do not know of any proposal, other than the election of directors and ratification of the appointment of our independent registered public accounting firm, that may be presented at the Annual Meeting. If another matter is properly presented for consideration at the Annual Meeting, the designated proxies will exercise their discretion in voting on the matter.

        How you may revoke your proxy.    If your shares are held of record in your own name, you may revoke the authority granted by your executed proxy card at any time before we exercise it by filing with our Secretary a written revocation or a duly executed proxy card bearing a later date, or by voting in person at the Annual Meeting. If your shares are held in a brokerage or bank account, you must make arrangements with your broker or bank to revoke your proxy.

        Expenses of solicitation.    We will bear all costs of soliciting proxies. We will, upon request, reimburse brokers, custodians and fiduciaries for out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of shares held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from shareholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration. We may retain a proxy solicitation firm to assist in the solicitation of proxies, and we will bear all reasonable fees and expenses if such a firm is retained.

        Householding of Annual Meeting Materials.    Some banks, brokers and other nominee record holders may be "householding" our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will deliver a separate copy of either document to you if you write to us at FGX International Holdings Limited, 500 George Washington Highway, Smithfield, Rhode Island 02917, Attn: Investor Relations Department, or telephone us at (401) 231-3800. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number. Our annual report is also available under the "Investors" section of our corporate website at www.fgxi.com.

PROPOSAL 1: ELECTION OF DIRECTORS

        Our Board of Directors has fixed the number of directors at five. All of the incumbent directors, whose terms expire at the 2008 Annual Meeting, have been nominated for re-election to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier resignation or removal. Each has consented to serve if elected. If any nominee is unable to serve, proxies will be voted for any other candidate nominated by the Board. Election of each nominee requires the affirmative vote of a majority of the votes cast with respect to that nominee (the number of shares voted "for" the nominee must exceed the number of votes cast "against" the nominee). Because each of our current directors serves until his or her successor has been duly elected and qualified, each would continue to serve until that time, even if he or she does not receive a majority of affirmative votes at the Annual Meeting. The Board recommends a vote FOR each nominee.

        The following table contains biographical information about the nominees for director.

Name	Age	Business Experience and Other Directorships	Director Since
Alec Taylor	54	Mr. Taylor has been our Chief Executive Officer since October 2005 and the Chairman of our Board of Directors since October 2007. Before joining us, he was President and Chief Operating Officer of Chattem, Inc., a publicly traded manufacturer and marketer of health and beauty products, toiletries and dietary supplements, from January 1998 to September 2005, and a director of Chattem from 1993 to 2005. Mr. Taylor was previously an attorney with Miller and Martin in Chattanooga, Tennessee, from 1978 to January 1998. Mr. Taylor is a director of Constar International Inc.	2005
Jared Bluestein	33	Mr. Bluestein served as a director of a predecessor company of FGX, AAi.FosterGrant, Inc., beginning in April 2002. He has been the Chief Operating Officer of Berggruen Holdings Ltd., a private investment firm, since June 1996.	2004
Jennifer D. Stewart	36	Ms. Stewart has been a Managing Director of Berggruen Holdings Ltd. since August 2005. Before that, Ms. Stewart was a Managing Partner of The 180 Group, a private equity fund, from September 2001 to July 2005. From May 2004 to September 2004, Ms. Stewart also served as the Interim CEO of The Mexmil Company, an aviation interiors product and service provider. Before joining The 180 Group, Ms. Stewart held positions with Bear Stearns Merchant Banking, Exxon Corporation and BankPass.	2006

Zvi Eiref(1)(2)(3)	69	Mr. Eiref served as Vice President Finance and Chief Financial Officer of Church & Dwight Co., Inc., a publicly traded developer, manufacturer and marketer of household, personal care and specialty products, from November 1995 to September 2006, and as its Vice President Investor Relations and M&A from September 2006 until his retirement in December 2006. From 1988 to 1995, Mr. Eiref was the Senior Vice President Finance for Chanel, Inc. Mr. Eiref is a director of Physicians Formula Holdings, Inc.	2007
Robert L. McDowell(1)(2)(3)	66	Mr. McDowell served as the Chairman of the Board and Chief Executive Officer of Olan Mills, Inc., a portrait photography company, from January 2005 until his retirement in December 2007, and as its President and Chief Executive Officer from 1996 until December 2004. Before that, Mr. McDowell served as the Chairman and Chief Executive Officer of Eye Care Centers of America, Inc., a retail super-optical chain, from 1993 to 1996 and Senior Vice President of Sears, Roebuck and Co., from 1989 to 1993.	2007

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

(3)
Member of the Nominating and Corporate Governance Committee

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        Upon the recommendation of its Audit Committee, the Board of Directors has appointed the independent registered public accounting firm of KPMG LLP ("KPMG") as independent auditor to conduct the annual audit of our financial statements for the fiscal year ending January 3, 2009 and is seeking shareholder ratification of the appointment. KPMG is an internationally recognized independent registered public accounting firm that audited the Company's financial statements in fiscal 2007 and which the Audit Committee believes is well qualified to continue.

        Representatives of KPMG are expected to attend the Annual Meeting and to be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

        The aggregate fees billed for each of our last two fiscal years for professional services rendered by KPMG were as follows:

	2007	2006
Audit Fees	$2,416,302	$1,576,214
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Non-Audit Fees	—	—

Total Fees	$2,416,302	$1,576,214

        Audit Fees consist of fees for professional services rendered for the audit of our consolidated financial statements, for services that are normally provided by KPMG in connection with statutory and regulatory filings and for professional services rendered in connection with our Form S-1 filing and related amendments associated with our initial public offering ($1,583,462 in fiscal 2007 and $1,151,325 in fiscal 2006). Audit Fees also include for fiscal 2007 fees for professional services rendered for review of the interim consolidated financial statements included in Form 10-Q quarterly reports and for services provided in connection with our Form S-8 filing related to our 2007 Incentive Compensation Plan.

        Our Audit Committee must pre-approve all audit, audit-related and non-audit (including tax) services performed by the independent auditor in order to assure that these services do not impair the auditor's independence. Certain types of services may not be performed by the independent auditor at all, as they are inconsistent with independence. Any such approval must be given by the Audit Committee, the Chairman of the Audit Committee or any member to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibility to approve services performed by the independent auditor to any member of management.

        The standard applied by the Audit Committee in determining whether to approve any non-audit service is whether the services to be performed, the compensation to be paid for the services, and other related factors are consistent with the independent auditor's independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent auditor would be functioning in the role of management or in an advocacy role, whether the independent auditor's performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent auditor's familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the proportion of the total fees payable to the independent auditor in the period that is for non-audit services, would tend to reduce the independent auditor's ability to exercise independent judgment in performing the audit.

        All of the audit, audit-related, tax and other non-audit services rendered by KPMG since our initial public offering, when we become subject to this requirement, were pre-approved by the Audit Committee in accordance with this policy.

        Taking into consideration the fees and services described above, KPMG has informed the Company that they are not aware of any relationship with the Company that, in their professional judgment, may reasonably be thought to bear on the independence of KPMG.

        Ratification of the appointment of KPMG by the shareholders is not required by law or by our bylaws. The Board of Directors is nevertheless submitting this non-binding resolution to the shareholders to ascertain their views. If this proposal is not approved at the Annual Meeting, the Audit Committee intends to reconsider its recommendation of KPMG as independent auditors. The Company may retain the firm for fiscal 2008 notwithstanding a negative shareholder vote.

        The Board of Directors recommends a vote FOR ratification of the appointment of KPMG.

SHARES HELD BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table shows the amount of our ordinary shares beneficially owned as of the Record Date by (i) each person or group who is known by us to own beneficially more than 5% of our ordinary shares, (ii) each member of our Board of Directors and each of the executive officers named in the Summary Compensation Table in this proxy statement and (iii) all directors and executive officers as a group. Such ownership includes shares that the person or entity has the right to acquire within 60 days after the Record Date by exercising a stock option. The percentage ownership of each person or entity was calculated using as a denominator the total number of shares outstanding on the Record Date (21,262,308 shares), plus any shares that person or entity could acquire upon the exercise of such options. Unless otherwise noted, each person or entity has sole voting and investment power over the shares listed.

Name	Shares Owned(1)	Percent of Class
Principal Shareholders
Berggruen Holdings Ltd.(2) Berggruen Holdings North America Ltd. 1114 Avenue of the Americas New York, NY 10036	7,287,287	34.27%
TimesSquare Capital Management, LLC(3) 1177 Avenue of the Americas New York, NY 10036	1,167,100	5.49%
Management
Alec Taylor	330,384	1.53%
Jared Bluestein(4)	7,287,287	34.27%
Zvi Eiref	10,000	*
Robert L. McDowell	3,000	*
Jennifer D. Stewart(4)	7,287,287	34.27%
John H. Flynn, Jr.	250,855	1.18%
Anthony Di Paola	—	—
Steven Crellin	153,967	*
Robert Grow	—	—
Mark A. Williams	—	—
Brian J. Lagarto	—	—
All current directors and executive officers as a group (16 persons)	8,035,493	37.76%

*
Indicates less than 1%

(1)
This table is based upon information supplied by our officers and directors. It includes the following shares issuable upon exercise of stock options currently or within 60 days of the Record Date: Mr. Taylor (320,384, which number excludes all of Mr. Taylor's event-based options); Mr. Flynn (35,671); Mr. Crellin (152,130); all directors and executive officers (508,185).

(2)
Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008, reporting on ownership as of December 31, 2007, which states that such shares are held by Berggruen Holdings North America Ltd., a direct, wholly-owned subsidiary of Berggruen Holdings Ltd. ("Holdings"), that all the shares of Holdings are owned by Tarragona Trust, 9 Columbus Centre, Pelican Drive, Road Town, Tortola, British Virgin Islands, and that Nicolas Berggruen, 9-11 Grosvenor Gardens, London, SW1W OBD, United Kingdom, is a director of Holdings, so that Tarragona Trust and Mr. Berggruen also have beneficial ownership of such shares.

(3)
Based on a Schedule 13G filed with the Securities and Exchange Commission on February 4, 2008, reporting on ownership as of December 31, 2007, which states that TimesSquare Capital Management, LLC is a registered investment adviser and that such shares are owned by its advisory clients.

(4)
Includes the 7,287,287 shares beneficially owned by Holdings, of which Mr. Bluestein and Ms. Stewart are officers.

CORPORATE GOVERNANCE

Board of Directors Independence and Meetings

        The Board of Directors has determined that Messrs. Bluestein, Eiref and McDowell and Ms. Stewart are independent under the criteria established by NASDAQ. None of these directors, to the Company's knowledge, has any current business, financial, family or other type of relationship with us or our management other than as a director and shareholder, except as described in "Certain Relationships and Related Person Transactions" below.

        The Board of Directors held one meeting and took action by written consent nine times during fiscal 2007. During this period, each director attended all of the meetings of the Board of Directors and of the committees of the Board of Directors on which each director served. Independent directors regularly meet in executive session in which only independent directors are present. All Board members are expected to attend the Annual Meeting of shareholders, subject to special circumstances.

        The Board has standing Audit, Compensation and Nominating and Corporate Governance Committees.

Audit Committee

        The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities for accounting and financial reporting compliance, including reviewing the financial information provided to the shareholders and others, our accounting policies, disclosure controls and procedures, internal accounting and financial controls, and the audit process. In undertaking these responsibilities, the Committee meets with management and with the independent auditor (including meeting privately, without management present) to discuss the financial statements, our financial reporting policies and procedures, and our internal control over financial reporting. The Committee reports on such matters to our Board. The Committee reviews the performance of the independent auditor in the annual financial statement audit and assesses the independence of the auditor. The Committee is directly responsible for the appointment (and where appropriate, replacement), evaluation and compensation of the independent auditor. The Committee operates under a written charter, which is available on our corporate website at www.fgxi.com.

        Since our initial public offering in October 2007, our Audit Committee has consisted of Messrs. Eiref (Chair) and McDowell. Mr. Eiref is an audit committee financial expert, as defined by the Securities and Exchange Commission. The Audit Committee met twice during fiscal 2007.

2007 Audit Committee Report

        The Committee reviewed and discussed the audited financial statements for fiscal 2007 with management and with KPMG, our independent auditor. In this process, the Committee met with KPMG, with and without management present, to discuss the results of their examinations, our critical accounting policies and the overall quality of our financial reporting, as well as our internal control over financial reporting.

        The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Committee discussed with the independent auditors their independence from us and our management, including the matters in the letter and written disclosures received from KPMG as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the independent auditors' provision of non-audit services is compatible with maintaining the independent auditors' independence.

        Based on the Committee's discussions with management and the independent auditors and the Committee's review of KPMG's report to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for fiscal 2007 for filing with the Securities and Exchange Commission.

By the Audit Committee,
Zvi Eiref, Chair Robert L. McDowell

Compensation Committee

        The Compensation Committee establishes our compensation philosophy and assists the Board in overseeing our compensation policies and practices. The Committee determines and approves the compensation of our executive officers, reviews and approves management incentive compensation policies and programs and equity compensation programs for employees and administers those policies and programs. Its responsibilities include setting corporate goals and objectives relevant to compensation of executive officers, evaluating the executives' performance against those goals and objectives at least annually, approving all grants of share options and other awards under our 2007 Incentive Compensation Plan and reviewing the form and amount of director compensation periodically. The Compensation Committee operates under a written charter, which is available on our corporate website at www.fgxi.com.

        The Compensation Committee was formed immediately before the Company's initial public offering in October 2007. Since then, its membership has consisted of Messrs. McDowell (Chair) and Eiref. The Compensation Committee met twice and took action by written consent once during fiscal 2007.

        The Compensation Committee meets early each year to establish the goals and targets applicable to the executives' annual incentive compensation for the coming year, as well as to determine the results for the year just ended. Other compensation decisions are made throughout the year, as circumstances warrant. The Committee may delegate to executive officers of the Company the power to make certain awards under the 2007 Incentive Compensation Plan other than to directors and executive officers, and all determinations under the Plan with respect thereto. For further information about the Compensation Committee's activities, see "Compensation Discussion and Analysis" below.

        To support its decision-making processes, the Compensation Committee may engage an independent compensation consultant with respect to the structure and competitiveness of the

Company's executive compensation programs, as well as the programs' consistency with the Company's executive compensation philosophy. The Committee has the sole authority to hire and fire all outside compensation consultants providing information and advice to the Committee. At the request of the Committee, management will make specific proposals to the Committee regarding compensation for executive officers.

        The Compensation Committee meets to discuss the performance of the Company and review the performance and compensation for each of the named executive officers. The CEO provides the Committee with a performance assessment and compensation recommendation for each named executive officer (other than himself). The assessment includes a summary of how the Company performed against the stated plan objectives and how each executive performed against the qualitative and quantitative goals and objectives. The recommendations are then considered by the Committee and may also be discussed in executive session with the other non-employee directors. With respect to the CEO, the independent directors meet in executive session under the direction of the Committee Chairman to conduct a performance review of the CEO based on his performance of the agreed-upon objectives, contribution to the Company's performance and other growth and/or leadership accomplishments. Members of management, including the Chief Executive Officer and the Executive Vice President and General Counsel, participate in Compensation Committee meetings as requested by the Committee to present and discuss the material. The Compensation Committee's report for fiscal 2007 is furnished below.

Compensation Committee Interlocks and Insider Participation

        Through December 2007, Mr. McDowell served as the Chairman of the Board of Directors and Chief Executive Officer of Olan Mills, Inc., a private company. Mr. Taylor, our Chief Executive Officer, is a member of the Board of Directors of Olan Mills, Inc. Mr. Taylor does not serve on the Olan Mills, Inc. compensation committee and was not involved in setting the compensation of Mr. McDowell at Olan Mills, Inc.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee assists the Board of Directors in identifying and reviewing individuals qualified to serve as directors and recommending candidates for election to the Board and in developing and overseeing implementation of our corporate governance. The Committee was established immediately before our initial public offering in October 2007. Its members are Messrs. Eiref (Chair) and McDowell. The Nominating and Corporate Governance Committee met once during fiscal 2007. The Committee operates under a written charter, which is available on our corporate website at www.fgxi.com.

        The Nominating and Corporate Governance Committee will seek new nominees for election to the Board, when necessary, through a variety of channels, including the engagement of director search firms and less formal recommendations through business and personal contacts. Director search firms engaged by the Committee will generally be paid a retainer to identify and screen candidates meeting specifications established by the Committee for a particular Board nominee search. Such specifications will change from one search to another based on the Committee's determination of the needs of Board composition at the time a particular search is initiated.

        The Nominating and Corporate Governance Committee will evaluate any candidate recommended for nomination as a director, whether proposed by a shareholder or identified through the Committee's own search processes, about whom it is provided appropriate information. In evaluating a candidate, the Committee must, at a minimum, determine that the candidate is capable of discharging his or her fiduciary duties to the shareholders of the Company. The Committee will determine whether the particular nomination would be consistent with our governance policies and criteria, including without limitation the following: the candidate's current level of, and on-going commitment to, education regarding the responsibilities of a member of a Board of Directors; whether the candidate has the time available to commit to responsibilities as a member of the Board; and the existence of any financial relationship with the Company other than that arising as an employee, as a Board member and/or as a shareholder.

        If a candidate is presented to the Nominating and Corporate Governance Committee at a time when it has established specifications for a particular Board search, the Committee will consider whether the candidate satisfies the established specifications. More generally, the Committee will consider a candidate's skills, character, leadership experience, business experience and judgment, and familiarity with relevant industry, national and international issues in light of the backgrounds, skills and characteristics of the current Board and the needs of the Company's business. Finally, the Committee must consider whether a nominee (in conjunction with the existing Board members) will assist the Company in meeting the requirements of applicable law, the rules of the Securities and Exchange Commission, the NASDAQ Global Market listing standards and the Internal Revenue Code regarding the independence, sophistication and skills of the members of the Board of Directors and the Audit, Compensation and Nominating and Corporate Governance Committees.

        In order to recommend a candidate for consideration by the Nominating and Corporate Governance Committee, a shareholder must provide the Committee with the candidate's name, background and relationship with the proposing shareholder, a brief statement outlining the reasons the candidate would be an effective director and information relevant to the considerations described above. Such information should be sent to the Nominating and Corporate Governance Committee of FGX International Holdings Limited, 500 George Washington Highway, Smithfield, Rhode Island 02917, Attn: Secretary. The Committee may require further information.

Compensation of Directors

        None of our directors received compensation for services as directors before our initial public offering in October 2007. Since then, non-employee directors receive (i) a base annual retainer of $25,000, (ii) a fee of $1,000 for attendance at each board meeting and (iii) a fee of $1,000 for attendance at each committee meeting of which they are members. The chair of the Audit Committee receives an additional annual retainer of $5,000, the chair of the Compensation Committee receives an additional annual retainer of $3,000, and the chair of the Nominating and Corporate Governance Committee receives an additional annual retainer of $2,000. In fiscal 2007, each non-employee director received a grant of options to purchase 1,000 ordinary shares. In January 2008, our non-employee director compensation was modified so that non-employee directors receive (i) options to purchase 10,000 ordinary shares upon joining the Board and (ii) an annual grant of options to purchase 1,000 ordinary shares on the date of each Annual Meeting of Shareholders thereafter. At the time of such modification, non-employee directors then serving were granted options to purchase 9,000 ordinary shares. We reimburse non-employee directors for reasonable expenses incurred to attend meetings of the Board of Directors and committees. Directors who are our employees receive no compensation for their services as director.

2007 Non-Employee Director Compensation

        The following table shows the compensation payable to each of our non-employee directors with respect to fiscal 2007.

Name	Fees Earned or Paid in Cash($)	Option Awards($)*	Total($)
Jared Bluestein	3,083	0	3,083
Zvi Eiref	10,999	0	10,999
Robert L. McDowell	9,333	0	9,333
Jennifer D. Stewart	3,083	0	3,083

*
At the end of fiscal 2007, each non-employee director held an option for 1,000 ordinary shares, the fair value of which on the grant date, December 17, 2007, was $4,870. The amounts shown are the amounts we recognized as compensation expense for financial statement reporting purposes relating to stock options held by the respective directors during fiscal 2007, determined in accordance with FAS 123(R) using the assumptions described in the "Incentive Stock Plan and Stock Options" footnote to our audited financial statements for fiscal 2007, provided that no forfeitures of awards have been assumed.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Pre-IPO Compensation Arrangements

        From 2003 until the Company's initial public offering in October 2007, the Company was controlled by its principal shareholder, Berggruen Holdings North American Ltd. ("BHNA"). Although the Company's Board of Directors was responsible for the implementation and administration of all of the Company's benefit and compensation plans and programs, including administering the Company's equity and non-equity incentive plans and reviewing and approving all compensation decisions relating to executive officers, these plans and programs were subject to BHNA's approval. After Mr. Taylor joined the Company in October 2005, and through the Company's initial public offering, he was primarily responsible for setting the compensation of the Company's executive officers, consistent with the Company's compensation philosophy described in this section and subject to the terms of existing employment agreements and BHNA's approval. Following the initial public offering, the Compensation Committee of the Company's Board of Directors has taken responsibility for implementing and administering all aspects of the Company's benefit and compensation plans and programs in accordance with its charter.

        This Compensation Discussion and Analysis addresses the Company's executive compensation program generally, with particular focus on the executive officers whose compensation for fiscal 2007 is shown in the Summary Compensation Table in this proxy statement (the "named executive officers"). A significant portion of the fiscal 2007 compensation of the named executive officers was fixed before the initial public offering. Each of the named executive officers, other than Messrs. Grow and Williams, had previously entered into employment agreements, the principal terms of which are described below under "Executive Compensation—Executive Employment Agreements." At the time of the Company's acquisition by BHNA, Mr. Flynn, the Company's President, and Mr. Lagarto, the Company's former Chief Financial Officer, each had long-term employment agreements. The current employment agreement between the Company and Mr. Flynn was based on that prior agreement. The terms of Mr. Taylor's and Mr. Crellin's later employment agreements were negotiated by BHNA based on prevailing market conditions and available data on the compensation of executives in similar positions with comparable companies (e.g., Chattem, Inc., Mr. Taylor's prior employer, and Oakley, Inc., one of our competitors in the specialty retail channel). Mr. Taylor's and Mr. Crellin's aggregate compensation terms were set in approximately the middle of the range of the comparable compensation levels. The final compensation terms were negotiated by a representative of BHNA with each of Messrs. Taylor and Crellin. The terms of Mr. Di Paola's July 2007 employment agreement were negotiated by Mr. Taylor based on prevailing market conditions and available data on the compensation of executives in similar positions with such comparable companies, subject to BHNA's approval. Consequently, the minimum base salary and original equity awards of each named executive officer, other than Messrs. Grow and Williams, were fixed before the Company's initial public offering and the Company's current Board of Directors had no involvement with that aspect of their compensation in fiscal 2007. Those employment agreements will continue to affect those named executive officers' compensation in coming years.

Executive Compensation Philosophy

        The core of the Company's executive compensation philosophy is that compensation paid to the named executive officers should be closely aligned with the Company's performance on both a short-term and long-term basis, and that the level of compensation should assist the Company in attracting and retaining key executives critical to the Company's success. The Company's compensation packages are designed to encourage the named executive officers to think and act like shareholders. We want the named executive officers to take appropriate risks in order to generate returns for the

Company's shareholders and share in any adverse consequences if those risks cause poor performance or operating losses.

        Except as otherwise required by employment agreements, historically we generally have observed the following policies with respect to our executive compensation and benefit plans and programs:

  •
  Base salary comprises approximately two-thirds of an executive officer's total cash compensation, and annual incentive bonuses comprise the remaining one-third.

  •
  Cash, including salary and annual incentive bonuses, comprises approximately two-thirds of an executive officer's total compensation. Non-cash compensation, consisting of employee benefits and long-term compensation in the form of equity awards such as stock options, comprises the remaining one-third. The long-term compensation element is designed to emphasize the performance measures our executive officers need to address in order to deliver shareholder value.

  •
  There should be a direct relationship between compensation and the achievement of our long-term performance goals and our management should be exposed to corresponding downside equity performance risk.

  •
  Before determining the compensation package, or a compensation award, to a named executive officer, our Compensation Committee takes into account the impact of the accounting and tax treatments of each particular compensation package or award, including the tax and accounting treatment of the Company's stock options.

Analysis of Elements of Executive Compensation

  Base Salary

        The employment agreements of the named executive officers establish a base salary for the first year of the agreement. The employment agreements with Messrs. Flynn and Crellin provided for minimum annual increases in base salary in fiscal 2007. In February 2008, we amended those employment agreements to delete the provisions requiring minimum annual salary increases. The Compensation Committee may increase the base salaries of the named executive officers in excess of the contractual minimums. Those increases would be based upon such factors as the Company's performance, the performance of the named executive officers and salaries of senior executives in similar positions of comparable companies. Base salaries will be reviewed annually by the Compensation Committee to ensure that the proper amount of compensation is being paid to Mr. Taylor and the Company's other named executive officers commensurate with their services performed for us. In accordance with the terms of their employment agreements, in fiscal 2007 Messrs. Flynn and Crellin received increases in their base salary of 4% and 6%, respectively. The increase in Mr. Crellin's base salary was the minimum required by his employment agreement. The increase in Mr. Flynn's base salary was based on the increase in the Consumer Price Index and was further increased by Mr. Taylor in recognition of Mr. Flynn's job performance. Mr. Taylor's base salary was increased in November 2007 by our Compensation Committee, effective as of October 19, 2007, the anniversary of the commencement of Mr. Taylor's employment, by 8.4% to $515,000 based on the Compensation Committee's satisfaction with Mr. Taylor's job performance. In determining Mr. Taylor's base salary increase, the Compensation Committee considered the base salary paid to chief executive officers of comparable companies in the consumer products industry with similar revenues and channels of trade and who have branded product lines, namely Chattem, Inc., Church & Dwight Co., Inc., Physicians Formula Holdings, Inc., Signature Eyewear, Inc. and Ulta Salon, Cosmetics & Fragrance, Inc., but did not determine to benchmark his salary at any particular level. Mr. Williams' base salary was increased by $10,000 in May 2007 in recognition of his service as our Acting Chief Financial Officer. Messrs. Grow and Williams each received increases in their base salaries of 4% in

July 2007, which increase was equivalent to the average salary increase for the Company's United States-based employees.

        The salaries paid to the named executive officers for fiscal 2007 are shown in the Summary Compensation Table below.

  Annual Cash Incentive Awards

        Mr. Taylor is entitled under his employment agreement to receive a bonus of 50% of his base salary if the Company meets or exceeds the annual performance goals set by the Compensation Committee (or, for fiscal 2007, the Board). He is also eligible to receive, in the discretion of the Compensation Committee, an additional bonus of up to 50% of his base salary if the Company exceeds those goals. Each of Messrs. Flynn, Crellin and Di Paola is eligible under his employment agreement to receive an annual cash bonus in an amount equal to 50% of his base salary. The target bonus levels for fiscal 2007 for each of Messrs. Taylor, Flynn, Crellin and Di Paola were established in their employment contracts, and target bonus levels of 30% for each of Messrs. Grow and Williams were previously established by management, subject to the approval of BHNA. Actual fiscal 2007 bonuses were payable based upon our achievement of a performance target approved by BHNA at the beginning of the year. These performance targets have historically been based upon EBITDA (earnings before interest, taxes, depreciation and amortization). Our Board of Directors believed that the use of this performance criterion adequately reflected the quantitative performance of both the executive officers and the Company. In fiscal 2007, all bonuses awarded to named executive officers were based on the satisfaction of a specific quantitative EBITDA target, after excluding for compensation purposes certain extraordinary expenses (aggregating approximately $4.66 million) that our Compensation Committee believed to be non-recurring in nature and that did not appropriately reflect management performance for purposes of an annual cash bonus plan. For fiscal 2007, the adjusted EBITDA target was $51.1 million (the "Target"). Because the Company's adjusted EBITDA exceeded the Target, each named executive officer received his target bonus. In accordance with the fiscal 2007 bonus plan, an amount equal to 15% of the excess adjusted EBITDA over the Target (approximately $386,000) was also distributed to all participants in the fiscal 2007 bonus plan, including the named executive officers, on a pro rata basis. The attainment of the Target, adjustments to EBITDA and calculation of the excess amount were reviewed and approved by the Compensation Committee after the end of fiscal 2007. The incentive award paid to each named executive officer for fiscal 2007 is shown in the tables below.

  Equity Compensation

        The named executive officers and other executives are eligible to receive market-competitive long-term equity incentive awards under the Company's 2007 Incentive Compensation Plan. The Company provides this opportunity to motivate executives to make decisions that focus on the long-term growth of the Company and thereby increase shareholder value, to attract and retain an appropriate caliber of talent, and to recognize that similar long-term equity incentives are almost universally provided at other public companies with which we compete for talent. In fiscal 2007, the Compensation Committee granted non-qualified stock options to Messrs. Grow and Williams in connection with the Company's initial public offering, the amounts of which were based upon the executive's base salary relative to other stock option award recipients. Mr. Di Paola's employment agreement entitled him to receive a grant of options in an amount equal to 0.75% of the number of shares of the Company issued and outstanding on the date of such offering. Messrs. Taylor, Flynn and Crellin did not receive any stock option grants in connection with the Company's initial public offering, as they had already been granted a substantial number of stock options in prior years. The equity awards made to the named executive officers for fiscal 2007 and the outstanding stock options held by the named executive officers are shown in the tables below. The Company does not believe that the compensation expense amounts for stock option grants reflected in the Summary Compensation Table are a measure of the value actually received or that may be received by the named executive officers. The Company's executives are motivated by the potential appreciation in the Company's stock price above the exercise price.

  Deferred Compensation Plan

        Effective as of January 1, 2007, the Company adopted a deferred compensation plan ("Deferred Compensation Plan"), contributions to which are not tax-qualified. The purpose of the Deferred Compensation Plan is to permit key employees whose annual salary equals or exceeds $100,000, including the named executive officers, to elect to defer all or a portion of their base salary to be received from us until the earliest of the following to occur: (a) the termination of his or her employment with us, (b) his or her death, (c) his or her disability or (d) the date of a change in control in the Company's ownership or management (as defined in the Deferred Compensation Plan). The Company makes a matching contribution of 25% of the first six percent of an employee's base salary that is contributed to the Deferred Compensation Plan, which matching contribution is subject to a six-year graduated vesting schedule. In addition to the elective deferrals described above, the Company may make a discretionary employer contribution to participants. Any such discretionary contribution would be determined by the Compensation Committee and would be subject to a six-year graduated vesting schedule. The individual amounts contributed for each participant on a discretionary basis, if any, may vary from participant to participant, and from year to year. All elective deferrals, matching contributions and discretionary employer contributions are invested in variable life insurance policies, which policies have investment sub-accounts. Participants may select from a variety of mutual fund investment alternatives for their investment sub-accounts. Overall investment return for participants is dependent upon the performance of each participant's selected investment alternatives. Under the terms of the Deferred Compensation Plan, the Company will be required to pay out amounts to a participant based upon the investment alternatives selected by the participant. All amounts contributed to the Deferred Compensation Plan, including the participant elective deferrals and the discretionary employer contributions, are placed in a grantor rabbi trust and, thus, all such amounts remain subject to the claims of our creditors in the event the Company becomes bankrupt or insolvent.

        The Company did not make any discretionary employer contributions for the accounts of the named executive officers for fiscal 2007. Employee contributions and Company matching contributions are quantified in the Non-Qualified Deferred Compensation Plan Transactions table below.

  Single Employer Welfare Benefit Plan

        Effective as of January 1, 2007, the Company adopted a single employer welfare benefit plan (the "SEWBP"). The purpose of the SEWBP is to provide death benefits to the beneficiaries of key employees whose annual salary equals or exceeds $100,000, including the named executive officers (for each of whom, except Messrs. Grow and Williams, this benefit is provided in accordance with his employment agreement), by obtaining and maintaining life insurance policies on the key employees' lives. The participants are required to pay a portion of the premiums, on an annual basis, on their life insurance policies maintained on their behalf, and the Company pays the difference. Upon the participant's death, his or her beneficiary will receive the death benefit (unless he or she is permitted to purchase survivorship or second-to-die insurance, and if so, then when the surviving spouse dies, his or her beneficiary will receive the death benefit). Company matching contributions are made at the same rate as under the Deferred Compensation Plan and for fiscal 2007 are included in the footnote to the "All Other Compensation" column of the Summary Compensation Table below.

  Other Benefits

        The Company provides each named executive officer with certain other benefits, including without limitation, automobile allowances (except Mr. Williams) and life insurance. The Company has determined, based on publicly available information, that these benefits are typically provided to senior executives of similar consumer products companies and, accordingly, we believe they are necessary to attract and retain executive talent.

Change in Control and Severance Payments

        The Company believes that severance protections, particularly in the context of a change in control, are consistent with competitive practices. The Company believes these provisions are important motivational and retention tools because, in a time of company growth and opportunity, increased consolidation in our industry, and increased competition for executive talent, they provide a measure of earnings security by offering income protection in the form of severance and continued benefits if the executive is terminated without cause or in connection with a change in control of the Company. This is particularly so for executive-level positions for which the opportunities are typically more limited and the job search lead time longer. In addition, the agreements benefit the Company by enabling executives to remain focused on the Company's business in uncertain times without the distraction of potential job loss. Accordingly, the named executive officers' employment agreements provide for payments of severance compensation and acceleration of vesting of equity awards upon termination of employment in certain circumstances or in the event of a change in control of FGX.

        The severance provisions contained in the employment or severance agreements for our named executive officers vary from executive to executive and were determined in connection with the negotiation of each executive's employment or severance agreement. The details of the arrangements with the current named executive officers are described below under "Potential Payments upon Termination of Employment or Change in Control." The Compensation Committee will evaluate the level of severance benefits to provide a new executive officer on a case-by-case basis.

Tax and Accounting Treatment

        Before determining the compensation package, or an award of stock options or other compensation, for a named executive officer, our Compensation Committee takes into account the impact of the accounting and tax treatments of the compensation package or award. Section 162(m) of the Internal Revenue Code may prohibit us from taking a tax deduction for certain compensation paid in excess of $1,000,000 to our CEO and other most highly compensated employees. However, qualifying performance-based compensation is exempt from the deduction limit provided certain requirements are met. In addition, we are presently in a post-IPO transition period during which awards pursuant to our 2007 Incentive Compensation Plan are exempt. As and to the extent the Company becomes subject to Section 162(m) in the future, the Compensation Committee expects to qualify our compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation goals and objectives.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee,
Robert L. McDowell, Chair Zvi Eiref

2007 Summary Compensation Table

        The following table sets forth the compensation paid or accrued during fiscal years 2005, 2006 and 2007 for our Chief Executive Officer, Chief Financial Officer, two additional persons who served as Chief Financial Officer during fiscal 2007, and the three other most highly compensated executive officers during fiscal 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Alec Taylor(5) Chief Executive Officer	2007 2006 2005	481,923 454,519 77,885	— — —		450,227 1,058,480 —	288,122 259,208 —	19,977 60,315 11,973	1,239,661 1,832,522 89,858
John H. Flynn, Jr. President	2007 2006 2005	395,693 380,244 366,885	— — —		— 2,362 905,679	233,405 213,123 241,539	18,699 15,163 12,061	647,797 610,892 1,526,164
Anthony Di Paola(6) Executive Vice President, Chief Financial Officer and Treasurer	2007	120,577	125,000	(6)	53,438	75,631	5,932	380,578
Steven Crellin Executive Vice President, Sales	2007 2006 2005	325,559 305,608 246,347	— — —		153,437 435,757 —	192,881 172,806 155,899	18,467 15,150 10,201	689,756 929,321 412,447
Robert Grow Executive Vice President, Product Development	2007	221,848	—		20,067	79,219	12,426	333,560
Mark A. Williams(7) Vice President and Corporate Controller	2007	159,226	50,000	(7)	16,722	54,591	4,154	284,743
Brian J. Lagarto(8) Former Chief Financial Officer	2007 2006 2005	98,402 255,423 223,186	— — —		— 2,217 849,847	— 144,005 159,935	5,906 13,275 12,061	104,308 414,920 1,245,129

(1)
See discussion of "Executive Employment Agreements" below.

(2)
The amounts shown for fiscal 2007 and fiscal 2006 are amounts we recognized as compensation expense for financial statement reporting purposes relating to options held by the respective officers during the respective year, determined in accordance with SFAS 123(R). The amounts shown for fiscal 2005 are the amounts we recognized as compensation expense as a result of the acceleration of vesting of event-based options in order for certain members of management to participate in the dividend declared in December 2005. The assumptions used in each case are described in the "Incentive Stock Plan and Stock Options" footnote to our audited financial statements for the respective fiscal year, provided that the amounts shown above for fiscal 2007 and fiscal 2006 exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)
The amounts shown in this column for fiscal 2007 are payments under our 2007 bonus plan, determined as described under "Annual Cash Incentive Awards" in Compensation Discussion & Analysis above. The amounts shown for fiscal 2005 and fiscal 2006 were paid pursuant to employment agreements with our named executive officers based on our achieving certain performance targets based upon EBITDA in those fiscal years.

(4)
The amounts shown in this column for fiscal 2007 are detailed in the "All Other Compensation Table" below.

(5)
Mr. Taylor commenced employment in October 2005.

(6)
Mr. Di Paola commenced employment in July 2007. Under the terms of his employment agreement, he received in February 2008 a one-time cash bonus of $125,000 to compensate him for forgone compensation from his previous employer.

(7)
Mr. Williams served as Acting Chief Financial Officer between April and July 2007. He received a one-time cash performance bonus of $50,000.

(8)
Mr. Lagarto resigned in April 2007.

All Other Compensation

        The amounts shown in the "All Other Compensation" column above for fiscal 2007 include the following:

Name	Automobile Allowance ($)	Matching Company Contributions Under 401(k) Plan, Deferred Compensation Plan and SEWBP Accounts ($)	Insurance Premiums ($)(*)
Alec Taylor	11,400	7,125	1,452
John H. Flynn, Jr.	11,400	5,847	1,452
Anthony Di Paola	4,823	—	1,109
Steven Crellin	11,400	5,615	1,452
Robert Grow	10,564	724	1,138
Mark A. Williams	—	3,073	1,081
Brian J. Lagarto	3,946	1,476	484

*
Represents life, accidental death and dismemberment and long-term disability insurance premiums paid by us for the executive's benefit.

Grants of Plan-Based Awards for 2007

        The following table sets forth stock option grants and non-equity incentive plan-based awards granted with respect to fiscal 2007 to our named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)
				All Other Stock Awards: Number of Securities Underlying Options (#)
Name	Grant Date				Exercise or Base Price of Option Awards ($/Sh)(2)
		Target	Maximum
Alec Taylor	—	237,500	288,122	—	—
John H. Flynn Jr.	—	192,400	233,405	—	—
Anthony Di Paola	10/24/07 —	— 60,289	— 75,631	159,782 —	16.00 —
Steven Crellin	—	158,995	192,881	—	—
Robert Grow	10/24/07 —	— 65,301	— 79,219	60,000 —	16.00 —
Mark A. Williams	10/24/07 —	— 45,000	— 54,591	50,000 —	16.00 —
Brian J. Lagarto	—	—	—	—	—

(1)
Shows potential and actual amounts that were awarded under the 2007 bonus plan as discussed under "Annual Cash Incentive Awards" in Compensation Discussion and Analysis above. Awards payable under the 2007 bonus plan were not capped. Therefore, the maximum values represent actual payments made with respect to 2007. The target values, which were also the threshold values, were calculated by multiplying the executive's bonus target (50% for each of Messrs. Taylor, Flynn, Di Paola and Crellin and 30% for each of Messrs. Grow and Williams) by the executive's annual base salary in effect at the start of the 2007 fiscal year or, if later, at commencement of the executive's employment.

(2)
The option grants shown were authorized on the effective date of our initial public offering and have an exercise price per share equal to the public offering price of our ordinary shares in the offering. The vesting schedules are disclosed in the Outstanding Equity Awards at Year-End 2007 table that follows.

Outstanding Equity Awards at Year-End 2007

        The following table provides information about the number of outstanding stock options held by our named executive officers at December 29, 2007.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
Name						Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
Alec Taylor	320,384 —	160,193 —	(1)	— 320,385	(2)	10.11 10.11	12/15/15 12/15/15
John H. Flynn Jr.	35,671	—		—		0.38	9/29/14
Anthony Di Paola	—	159,782	(3)	—		16.00	10/24/17
Steven Crellin	52,936 99,194	— 42,511	(4)	— —		6.14 8.63	10/2/14 12/15/15
Robert Grow	—	60,000	(3)	—		16.00	10/24/17
Mark A. Williams	—	50,000	(3)	—		16.00	10/24/17
Brian J. Lagarto	—	—		—		—	—

(1)
These options will vest on October 19, 2008.

(2)
Pursuant to Mr. Taylor's employment agreement, 160,192 of these event-based options will become exercisable upon our having a market capitalization for 30 consecutive trading days equal to or greater than $1.0 billion, and the remaining 160,193 of these event-based options will become exercisable upon our having a market capitalization for 30 consecutive trading days equal to or greater than $1.5 billion.

(3)
These options will vest in three equal installments on October 24, 2008, 2009 and 2010.

(4)
These options will vest on September 1, 2008.

Non-Qualified Deferred Compensation Plan Transactions in 2007

        The following table sets forth contributions by the named executive officers and us to our Deferred Compensation Plan, as well as earnings on the officers' contributions, for fiscal 2007.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Matching Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Alec Taylor	43,457	6,477	(5,077)	—	44,858
John H. Flynn Jr.	22,873	5,247	(3,509)	—	24,610
Anthony Di Paola	—	—	—	—	—
Steven Crellin	—	—	—	—	—
Robert Grow	—	—	—	—	—
Mark A. Williams	9,149	1,905	(1,350)	—	9,703
Brian J. Lagarto	11,170	1,476	(3,275)	—	9,371

(1)
The amounts reported in this column are included for fiscal 2007 in the "Salary" column of the 2007 Summary Compensation Table.

(2)
The amounts reported in this column are reported for fiscal 2007 in the "All Other Compensation" column of the 2007 Summary Compensation Table.

(3)
None of the amounts reported in this column were previously reported in Summary Compensation Tables for fiscal years before 2007.

        A description of the Deferred Compensation Plan is contained in "Compensation Discussion and Analysis—Analysis of Executive Compensation—Deferred Compensation Plan" in this Proxy Statement.

Executive Employment Agreements

        We have an employment agreement with each of our current named executive officers other than Messrs. Grow and Williams that sets forth the principal terms of the executive's employment arrangements, including among other things, the executive's salary, eligibility for incentive cash bonuses and benefits. (Reference to "named executive officers" in this section does not include Messrs. Grow and Williams unless otherwise stated.) Under his employment agreement, each named executive officer is entitled to receive a minimum base salary payable on commencement of employment that is subject to increase by the Compensation Committee in its discretion. The employment agreements with Messrs. Flynn and Crellin provided for minimum annual increases in base salary in fiscal 2007. In February 2008, we amended those employment agreements to delete the provisions requiring minimum annual salary increases. All named executive officers who have been with us for more than one year have received salary increases. In addition, each named executive officer is eligible to receive an annual cash incentive bonus as determined by our Compensation Committee in its discretion. As discussed in "Potential Payments upon Termination of Employment or Change-in-Control" below, each named executive officer also may receive certain compensation and benefits under his agreement when his employment terminates or in connection with a change in control of the Company. All agreements continue until terminated by either party, except for Messrs. Taylor's and Crellin's agreements, which renew automatically for successive one-year terms unless the executives or the Company elect not to renew them.

        These employment agreements also provide for certain other benefits. Each named executive officer is entitled to receive life insurance up to a maximum amount of twice his base salary and an aggregate maximum benefit of $400,000. Each executive is entitled to a monthly automobile allowance, which is set either contractually or by the Company. In fiscal 2007, each executive received a monthly automobile allowance ranging between $880 and $950. Each named executive officer except Mr. Flynn is entitled to recover attorneys' fees from us if he prevails in a legal action to enforce provisions of his employment agreement.

        Mr. Taylor's employment agreement sets forth the vesting terms for the stock options he was granted upon commencement of his employment, as described in the Outstanding Equity Awards at Year-End 2007 table above.

        Pursuant to his employment agreement, Mr. Di Paola received a one-time, supplemental bonus of $125,000 in February 2008 to compensate him for forgone compensation from his previous employer. In addition, his agreement entitled him to receive, upon the first granting of options concurrent with the Company's initial public offering, a grant of options in an amount equal to 0.75% of the number of shares of the Company issued and outstanding on the date of the offering.

        Mr. Lagarto, our former Chief Financial Officer, resigned from the Company effective April 22, 2007. The base salary under his employment agreement was $265,000.

        We are also party to a Severance Agreement with Mr. Williams described in "Potential Payments upon Termination of Employment or Change-in-Control" in this Proxy Statement.

Potential Payments upon Termination of Employment or Change-in-Control

        The executive employment agreements described above entitle our named executive officers to certain compensation and benefits in the following circumstances: termination of an executive's employment by the Company without "cause" or a termination by the executive for "good reason," termination due to death or disability, and termination by the Company following a change in control.

        "Cause" for termination of an executive's employment by the Company is defined differently in the respective agreements but generally includes any of (a) the executive's conviction for a crime involving fraud or moral turpitude; (b) the executive's deliberate dishonesty or willful misconduct with respect to the Company or its subsidiaries or affiliates; or (c) the executive's refusal to follow the Chief Executive Officer's reasonable and lawful written instructions with respect to the services to be rendered and the manner of rendering such services by the executive, or similar circumstances.

        Termination of employment by the executive officer for "good reason" may occur in different circumstances under the respective agreements but generally may result from any of (a) the Company's assigning the executive any duties materially inconsistent with his status with the Company or a material alteration in the nature or status of his responsibilities, or a material reduction in his titles, or any removal of the executive from, or any failure to reelect the executive to, any of such positions, except in connection with the termination of his employment for disability, by the company for cause, as a result of the executive's death or by the executive without good reason; (b) the Company's reducing the executive's base salary or otherwise materially breaching the agreement; (c) except if such action applies to all senior executive officers of the Company generally, the Company's failure to continue in effect the executive incentive bonus plan, any fringe benefits, or the Company's taking action to reduce the executive's benefits or deprive the executive of any fringe benefits he enjoys, or the failure by the Company to provide the executive with the number of paid vacation days to which the executive is entitled; or (d) a relocation of the Company's principal executive offices to a location more than 50 miles from their current location, or the Company's requiring the executive to be based anywhere other than the Company's principal executive offices, or similar circumstances.

        A "change in control" of the Company generally is defined for purposes of these employment agreements as (a) a "takeover transaction" (see definition below); (b) the election of directors of the Company (whether by the directors then in office or by the stockholders at a meeting or by written consent), after which a majority of the directors in office are individuals who were not nominated by a vote of two-thirds of the members of the Board of Directors immediately preceding such election; or (c) the Company's effectuating a complete liquidation of the Company or a sale or disposition of all or substantially all of its assets. A "change in control" shall not be deemed to include the recapitalization of the Company or any transactions related thereto, consummated on or before the employment agreement's effective date. A "takeover transaction" means (a) a merger or consolidation of the Company with, or an acquisition of the Company or all or substantially all of its assets by, any other corporation, other than a merger, consolidation or acquisition in which the individuals who were members of the Board of Directors of the Company immediately before such transaction continue to constitute a majority of the Board of Directors of the surviving corporation (or, in the case of an acquisition involving a holding company, constitute a majority of the Board of Directors of the holding company) for a period of not less than 12 months following the closing of such transaction, or (b) when any person or group becomes after the date hereof the "beneficial owner" of securities of the Company representing more than 50% of the total number of votes that may be cast for the election of directors of the Company, as applicable, excluding (i) certain types of institutional investor that acquire shares without the purpose or effect of changing or influencing control of the Company and (ii) any person (including any such group) that consists of or is controlled by any person that was a shareholder of the Company on the employment agreement's effective date or any affiliate of such person.

  Termination by the Company without Cause or Termination by the Executive for Good Reason.

        Payments and Benefits.    If the Company terminates the employment of either of Messrs. Flynn or Taylor without cause or he terminates his employment for good reason, he would receive monthly payments equal to one-twelfth of his current salary and one-twelfth of his annual target bonus amount for the year of termination, as well as continued health and other benefits, over two-year and 18-month severance periods, respectively. In the case of Mr. Taylor, his annual target bonus amount would be equal to one-twelfth of the greater of (a) the bonus paid in the previous year or (b) the base amount of the bonus received for the current year (assuming that we have realized our annual performance targets set by our Compensation Committee). Mr. Di Paola would be eligible to receive monthly payments equal to one-twelfth of his current salary and one-twelfth his annual target bonus amount for the year of termination, as well as continued health and other benefits, for a one-year period (or 18 months, if the Company extends the term of his non-compete restriction as described below). All severance payments would be reduced by the amount of income the executive otherwise earns during the severance period.

        Upon his termination by the Company without cause or by him for good reason, Mr. Crellin would be entitled to receive his base salary and health and other benefits for 12 months following termination (or 18 months of base salary payments if we elect to extend the term of his non-compete restriction as described below), as well as the bonus, if any, due on account of any year preceding the year in which termination occurs, when and as it would have been payable under his employment agreement but for his termination. Mr. Crellin will have a duty to mitigate damages by seeking other employment, and his severance payments will be reduced by the amount he earns from such other employment.

        Treatment of Options.    In the event of our termination of employment of any of Messrs. Taylor, Flynn or Crellin without cause, any stock options issued by the Company in fiscal 2004 and fiscal 2005 that have not vested on the date of termination but would have vested on or before December 31 of the year in which termination occurs will be accelerated and become immediately exercisable by him for 30 days after the date of termination. At the end of this 30-day period, any such options remaining unexercised will terminate.

        Upon Mr. Taylor's termination by us without cause or by Mr. Taylor for good reason, we will have the right to repurchase, and Mr. Taylor will have the right to cause us to repurchase, any of our ordinary shares acquired by him upon the exercise of the options granted at the inception of his employment (whether such options are exercised on or after the date of termination) at a purchase price equal to the fair market value of such ordinary shares. The purchase price will be payable, at our option, in cash or by delivery of a 24-month promissory note bearing interest at 5% per annum.

  Termination due to Death or Disability.

        Treatment of Options.    In the event any of Messrs. Taylor, Flynn or Crellin dies or becomes permanently and totally disabled while serving as our employee, any options he held that have not vested on the date of his death or his becoming disabled but would have vested on or before December 31 of the year in which his death or his becoming disabled occurs, will be accelerated and become immediately exercisable by his estate or him for 90 days after his death or his becoming disabled, respectively. At the end of this 90-day period, any such options remaining unexercised will terminate.

  Change in Control.

        Payments and Benefits.    If any of Messrs. Taylor or Di Paola terminates his employment for good reason, or the Company terminates his employment without cause, within six months before, in anticipation of, or 12 months after a change in control, he would receive a lump sum payment equal to his annual base salary and annual target bonus amount for the year of termination. In the same circumstances, Mr. Flynn would receive a lump sum equal to twice his annual base salary and bonus. Each of these executives will also be entitled to a continuation of all health, life, disability, fringe and other benefits he was receiving on the last day of his employment until the earlier of one year from the date of termination (two years, in the case of Mr. Flynn) or the time when he obtains comparable benefits from another source. If the executive is entitled to a change in control payment, he will not have any rights to receive any severance payments or benefits under the severance provisions of the employment agreement. If we terminate the executive's employment within six months before the change in control and the executive received severance payments pursuant to the employment agreement, any amounts so paid by us to him will be deducted from any change in control payment otherwise payable to him pursuant to his employment agreement.

        Mr. Crellin's rights upon termination following a change in control mimic those he enjoys when the Company terminates his employment without cause.

        Treatment of Options.    Under the terms of their employment agreements or the respective option agreements, upon a change in control or upon termination of employment without cause within six months before, and in anticipation of, a change in control, all time-based vesting options granted to Messrs. Taylor, Crellin, Flynn and Di Paola will become fully vested and exercisable. In addition, all non-qualified options granted to Messrs. Grow and Williams pursuant to our 2007 Incentive Compensation Plan will become fully vested and exercisable upon a change in control.

        Mr. Williams' Severance Agreement.    We are party to a severance agreement with Mr. Williams, our Vice President and Controller, dated May 2, 2007. Under this agreement, if, before January 23, 2009, we terminate Mr. Williams' employment without cause or he terminates his employment for good reason, he will be entitled to receive severance for a nine-month period. His severance will consist of a monthly payment equal to one-twelfth of his then current base salary, a monthly payment equal to one-twelfth of his current year's target incentive cash bonus and the continuation of all health benefits he was receiving on the last day of his employment (until such time as he obtains comparable benefits from another source). Any severance payments made under this severance agreement would be reduced by the amount of income he otherwise earns during the severance period.

        Tax Code Limitations.    If any of Messrs. Taylor, Flynn, Di Paola or Crellin is entitled to any payment (under the employment agreement or otherwise) during the six-month period beginning on the date his employment agreement is terminated that would be subject to an additional tax imposed under Section 409A of the Internal Revenue Code, the payment will not be made to him during the six-month period. Instead, the payment will be made at the earlier of the six-month anniversary of the termination date or his death or disability. In addition, their employment agreements provide that any change in control payments made to them would be limited to 2.99 times their "base amount" so that they could not receive "excess parachute payments" (both such terms as defined in Section 280G of the Internal Revenue Code) if (and only if) they would thereby receive a larger after-tax benefit than they would have received if such payments were not reduced.

        Non-Competition; Non-Solicitation; Non-Disparagement; Release.    All named executive officers have agreed in their employment agreements to refrain from engaging in certain activities that are competitive with us and our business during their employment and for the following varying periods thereafter: 24 months for Mr. Flynn; 18 months for Messrs. Taylor and Crellin; and 12 months for Mr. Di Paola. With respect to either of Messrs. Crellin or Di Paola, if a majority of our issued and outstanding ordinary shares is owned directly or indirectly by BHNA or one or more of its affiliates is on our Board (or any entity owning a majority of our issued and outstanding shares, whether directly or indirectly), we will have the right to extend his non-compete period by six months by notifying him before his original non-compete term expires.

        Messrs. Taylor, Flynn, and Crellin are subject to a confidentiality provision and Messrs. Taylor and Crellin are subject to a nondisparagement provision. In addition, Messrs. Taylor and Crellin are subject to a non-solicitation provision for 18 months after termination of their employment. Under the non-solicitation provision, Messrs. Taylor and Crellin agree not to, directly or indirectly, solicit, attempt to influence or interfere with the employment of any individual who was employed by us or our affiliates during the preceding 12-month period or interfere with any existing business relationship between us and any customer, vendor or third party. Messrs. Taylor, Flynn, and Di Paola are required to execute a release before they may receive their severance payments.

        The following table details the potential payments and benefits to which each named executive officer would have been entitled upon termination of his employment for any reason or a change in control, calculated as if each such event had occurred on December 29, 2007. The amounts shown in the table below do not include compensation and benefits that are available generally to all salaried employees on a nondiscriminatory basis and are in addition to amounts each named executive officer earned or accrued prior to the triggering events, including accrued salaries and bonuses and previously vested stock options. Accordingly, the amounts generally reflect only the additional compensation or benefits that the named executive officers would have received upon the occurrence of the triggering events.

Name	Termination Scenario	Severance ($)		Stock Options ($)(2)	Benefits ($)(3)	Total ($)
Alec Taylor	Without Cause / For Good Reason Death or Disability Change in Control	1,204,683 — 803,122		— — 182,620	42,595 — 28,397	1,247,278 — 1,009,139
John H. Flynn, Jr.	Without Cause / For Good Reason Death or Disability Change in Control	1,267,192 — 1,267,192		— — 111,379	56,794 — 56,794	1,323,986 1,435,365
Anthony Di Paola	Without Cause / For Good Reason Death or Disability Change in Control	427,500 — 427,500	(1)	— — —	16,997 — 16,997	444,497 — 444,497
Steven Crellin	Without Cause / For Good Reason Death or Disability Change in Control	337,080 — 337,080	(1)	— — 111,379	28,397 — 28,397	365,477 — 476,856
Robert Grow	Without Cause / For Good Reason Death or Disability Change in Control	— — —		— — —	— — —	— — —
Mark A. Williams	Without Cause / For Good Reason Death or Disability Change in Control	162,240 — 162,240		— — —	12,748 — 12,748	174,988 — 174,988

(1)
The amount assumes that the Company does not extend the term of the executive's non-competition restriction, which action would also extend the length of the executive's severance payments from 12 months to 18 months, under the terms of the respective employment agreement.

(2)
The amounts stated reflect the aggregate intrinsic value of unvested stock options that would have accelerated and become exercisable on December 29, 2007. Intrinsic value of each stock option is equal to the closing market price ($11.25) of the Company's ordinary shares on December 28, 2007 (the last trading day before December 29, 2007, which was a Saturday), minus the exercise price of the stock option. The charge taken for accounting purposes may differ from the intrinsic values disclosed in this column.

(3)
Benefits include continued health, life, long-term disability and accidental death and dismemberment insurance, and an automobile allowance for all named executive officers except Mr. Williams for the applicable period.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Approving Related Person Transactions

        In connection with our October 2007 initial public offering, our Board of Directors adopted policies and procedures with respect to related person transactions, which we refer to as our Related Person Policy. Our Related Person Policy covers any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and in which any Related Person had, has or will have a direct or indirect interest. Related Persons are our directors, nominees for director, executive officers, and holders of more than 5% of any class of our voting securities (including any person who served as such since the beginning of our last fiscal year); any immediate family member of any of the foregoing persons, including in-law relationships, any person (other than a tenant or employee) sharing the household of a director, nominee, executive officer, or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

        Pursuant to our Related Person Policy, our Audit Committee (or the chair of our Audit Committee between meetings) must review and approve in advance or ratify any transaction or relationship in which we and any Related Person has a direct or indirect material interest. All Related Persons are required to report any such transaction or relationship to our General Counsel and our General Counsel will determine whether it should be submitted to the Audit Committee for consideration. The Audit Committee will consider all of the relevant facts and circumstances including (if applicable) but not limited to the benefits to us; the impact on a director's independence in the event the Related Person is a director, an immediately family member of a director, or an entity controlled by such in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. When considering these factors, the Audit Committee will apply their business judgment based upon all relevant facts and circumstances known at that time, in accordance with their fiduciary duties to our shareholders.

        The following relationships and transactions were authorized prior to the adoption of our Related Person Policy.

Relationships and Transactions with BHNA

        We entered into a registration rights agreement dated November 17, 2006 with our principal shareholder, BHNA, pursuant to which we granted BHNA and any of its affiliates rights to require us to effect the registration of a sale of their shares under the Securities Act of 1933. In addition, BHNA has "piggyback" registration rights to include their shares in any registration statement we file on our own behalf (other than for employee benefit plans and other exceptions) or on behalf of other shareholders. We are required to pay all registration expenses in connection with any demand or piggyback registrations. Notwithstanding the other provisions of the agreement, we are not obligated to effect any demand registration within 180 days after the effective date of any other offering in which shareholders party to the agreement were given "piggyback" rights pursuant to the agreement, if that offering includes at least 80% of the number of shares requested by the shareholders to be included.

        Before our October 2007 initial public offering, we paid fees to BHNA quarterly pursuant to a management services agreement. During fiscal 2007, we paid BHNA $375,000. The management services agreement terminated upon consummation of our initial public offering in October 2007.

        Berggruen Holdings, Inc. ("BHI"), an affiliate of BHNA, guaranteed payment of our obligations under our October 24, 2006 settlement agreement with American Greetings Corp. by obtaining a standby letter of credit on our behalf. We made the final payment to American Greetings under the settlement agreement in December 2007. We reimbursed BHI $19,000 in fiscal 2007 for the fees they incurred in connection with the guaranty.

        In January 2007, we reimbursed BHI approximately $80,000 for fees paid by it related to services provided by an interim Managing Director for our U.K. business, an individual with whom BHI had a pre-existing relationship.

        In November 2007, we reimbursed BHI approximately $65,000 for our use in October 2007 of its private aircraft during the initial public offering process.

Other Related Person Relationships and Transactions

        On June 22, 2007, we repurchased all 200,005 of our ordinary shares owned by our former Chief Financial Officer, Brian J. Lagarto for $75,810 (based on a $0.38 per share redemption price as provided in the shareholders' agreement in effect among all our shareholders before our initial public offering). In addition, we entered into a release agreement with Mr. Lagarto pursuant to which he agreed to irrevocably release and forever discharge us, our subsidiaries and affiliates and their respective officers, directors and employees from and against any and all claims, obligations, debts, liabilities, demands or causes of action.

OTHER MATTERS

Shareholder Communications to the Directors

        Security holders may communicate with our Board of Directors by mailing a communication to the entire Board or to one or more individual directors in care of Jeffrey J. Giguere, Executive Vice President, General Counsel and Secretary, FGX International Holdings Limited, 500 George Washington Highway, Smithfield, Rhode Island 02917. All communications from security holders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communication is addressed.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors, executive officers and persons owning more than 10% of our registered equity securities to file with the Securities and Exchange Commission reports of their initial ownership and of changes in their ownership of our ordinary shares and to provide us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of copies of reports furnished to us and written representations that no other reports were required, during fiscal 2007 our directors, officers and 10% shareholders complied with all Section 16(a) filing requirements.

Deadline for Shareholder Proposals

        If you wish to bring proposed business to the 2009 Annual Meeting and you would like us to consider the inclusion of your proposal in our proxy statement for the meeting, you must provide written notice of such proposal to us in accordance with Securities and Exchange Commission rules not later than December 18, 2008.

        Notices of shareholder proposals and nominations should be given in writing to FGX International Holdings Limited, 500 George Washington Highway, Smithfield, Rhode Island 02917, Attn: Jeffrey J. Giguere, Executive Vice President, General Counsel and Secretary.

FGX International Holdings Limited

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting on May 29, 2008.

The undersigned, revoking all prior proxies, hereby appoints Alec Taylor, John H. Flynn, Jr., and Jeffrey J. Giguere, or any of them, with full power of substitution, to be the attorneys and proxies of the undersigned at the Annual Meeting of Shareholders of FGX International Holdings Limited (“FGX”) to be held at 10:00 a.m. on May 29, 2008, at the principal offices of FGX, 500 George Washington Highway, Smithfield, Rhode Island 02917, or at any adjournment thereof, and to vote at such meeting the ordinary shares of FGX the undersigned held of record on the books of FGX on the record date for the meeting, and on any other business before the meeting, with all powers the undersigned would possess if personally present.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER.  IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.  THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE VOTE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

THIS IS YOUR PROXY.  YOUR VOTE IS IMPORTANT.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Please Mark Here for Address Change or Comments. SEE REVERSE SIDE	☐

This proxy when properly executed will be voted in the manner directed herein.  If no direction is made, this proxy  will be voted FOR Proposal 1 and FOR Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES.

Proposals – The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposal 2

1.      Election of Directors:

		FOR	AGAINST	ABSTAIN
(1)	Jared Bluestein	☐	☐	☐
(2)	Zvi Eiref	☐	☐	☐
(3)	Robert L. McDowell	☐	☐	☐
(4)	Jennifer D. Stewart	☐	☐	☐
(5)	Alec Taylor	☐	☐	☐

2.      Ratification of appointment of independent auditors:       For  ☐      Against  ☐        Abstain  ☐

Please sign exactly as name(s) appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date

Signature	Signature

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS to be held May 29, 2008
GENERAL INFORMATION
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHARES HELD BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
OTHER MATTERS